Exhibit 21
Subsidiaries of the Registrant

Parent

Pacific Northwest Bancorp

Subsidiaries(a)	Percentage of Ownership	Jurisdiction or State of Incorporation
Pacific Northwest Bank	100%	Washington
InterWest Capital Trust I	100%	Washington
Pacific Northwest Financial Services, Inc. (b)	100%	Washington
Pacific Northwest Insurance Agency, Inc. (b)	100%	Washington
InterWest Properties, Inc. (b)	100%	Washington

(a)
The operation of Pacific Northwest Bancorp's wholly owned subsidiaries are included in Pacific Northwest Bancorp's Financial Statements

(b)
Wholly owned subsidiary of Pacific Northwest Bank.